As filed with the Securities and Exchange Commission on August 13, 2026

Registration No. 333-294827

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ICECURE MEDICAL LTD.

(Exact name of Registrant as specified in its charter)

State of Israel	3841	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7 Ha’Eshel St., PO Box 3163

Caesarea, 3079504 Israel

Tel: +972.4623.0333

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

IceCure Medical Inc.
39 Parker

Irvine, CA 92618
Tel: +1.888.902.5716

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Oded Har-Even, Esq. Eric Victorson, Esq. Ilana Neck Levin, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas, 19th Floor New York, NY 10020 Tel: 212.660.3000	Reut Alfiah, Adv. Gal Cohen, Adv. Sullivan & Worcester Tel-Aviv (Har-Even & Co.) 28 HaArba’a St. HaArba’a Towers, North Tower, 14th Floor Tel Aviv, Israel 6473925 Tel: +972.74.758.0480

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1, or the Post-Effective Amendment, to the Registration Statement on Form F-1 (File No. 333-294827), or the Registration Statement, of IceCure Medical Ltd., or the Company, as originally declared effective by the U.S. Securities and Exchange Commission, or the SEC, on April 10, 2026, is being filed pursuant to the undertaking in the Registration Statement to include financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

The Registration Statement originally covered the resale of up to 533,334 ordinary shares , no par value, of the Company, or the Ordinary Shares, consisting of (i) up to 266,667 Ordinary Shares issuable upon the exercise of Series B warrants, or the Series B Warrants, and (ii) up to 266,667 Ordinary Shares issuable upon the exercise of Series C warrants, or the Series C Warrants, and, together with the Series B Warrants, the Warrants.

This Post-Effective Amendment is being filed to (i) cover the re-sale of Ordinary Shares issuable from time to time upon exercise of the Warrants that remain unexercised and (ii) include an updated prospectus related to the offer of Ordinary Shares underlying the Warrants.

The information included in this Post-Effective Amendment amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

On June 2, 2026, the Company announced a 30-for-1 reverse share split of its issued and outstanding Ordinary Shares, or the Reverse Split. Unless otherwise noted, all historical quantities of the Company’s Ordinary Shares and per share data herein are presented on a post-Reverse Split basis to give effect to the Company’s 30-for-1 reverse share split effected at the market open on Nasdaq on June 4, 2026.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated August 13, 2026

PROSPECTUS

IceCure Medical Ltd.

Up to 533,334 Ordinary Shares

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, of up to 533,334 Ordinary Shares, no par value per share, or the Ordinary Shares consisting of (i) up to 266,667 Ordinary Shares issuable upon the exercise of Series B warrants, or the Series B Warrants and (ii) up to 266,667 Ordinary Shares issuable upon the exercise of Series C warrants, or the Series C Warrants, and, together with the Series B Warrants, the Warrants. This prospectus describes the general manner in which the Ordinary Shares may be offered and sold by the selling shareholders. If necessary, the specific manner in which the Ordinary Shares may be offered and sold will be described in a prospectus supplement to this prospectus. No Ordinary Shares are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders. However, we will receive cash proceeds equal to the total exercise price of the Warrants that are exercised. See “Use of Proceeds”. The selling shareholders may sell all or a portion of the Ordinary Shares from time to time in market transactions through any market on which our Ordinary Shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution.”

Our Ordinary Shares are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “ICCM”. The last reported closing price on the Nasdaq of our Ordinary Shares on August 12, 2026 was $3.105 per share.

We are both an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and a “foreign private issuer” as defined under the U.S. federal securities laws and have elected to comply with certain reduced public company reporting requirements.

Investing in our Ordinary Shares involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus and in our Annual Report on Form 20-F for our fiscal year ended December 31, 2025, or our 2025 Annual Report, which is incorporated by reference into this prospectus. Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2026

You should rely only on the information contained in or incorporated by reference into this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with information that is different. We are offering to sell the Ordinary Shares, and seeking offers to buy the Ordinary Shares, only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Ordinary Shares.

For investors outside of the United States: we have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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ABOUT THIS PROSPECTUS

In this prospectus, “we,” “us,” “our,” the “Company” and “IceCure” refer to IceCure Medical Ltd. and its wholly owned subsidiaries, IceCure Medical Inc., a Delaware corporation, IceCure Medical HK Limited, a Hong Kong corporation and IceCure (Shanghai) MedTech Co., Ltd., a subsidiary of IceCure Medical HK Limited.

We are incorporated in the State of Israel, and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

TRADEMARKS

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

MARKET, INDUSTRY AND OTHER DATA

Unless otherwise indicated, this prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources, concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size estimates, is based on information from independent industry analysts, third-party sources and management estimates. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us based on such data and our knowledge of such industry and market, which we believe to be reasonable. In addition, while we believe the market opportunity information incorporated by reference in this prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

PRESENTATION OF FINANCIAL INFORMATION

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels and references to “dollars” or “$” mean U.S. dollars. Unless otherwise noted, all translations from NIS to U.S. dollars in this prospectus were made at a rate of NIS 2.978 for $1.00, the exchange rate as of June 30, 2026, published by the Bank of Israel. The aforementioned exchange rate is provided solely for your convenience and may differ from the actual rates used in this prospectus and other financial data appearing in this prospectus.

We report our financial statements in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

On June 2, 2026, we announced a 30-for-1 reverse share split of our issued and outstanding Ordinary Shares. Unless otherwise noted, all historical quantities of our Ordinary Shares and per share data herein are presented on a post-Reverse Split basis to give effect to our 30-for-1 reverse share split effected at the market open on Nasdaq on June 4, 2026.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the section titled “Risk Factors” and the risks described under “Risk Factors” under Item 3.D. – “Risk Factors” in our 2025 Annual Report, or any updates in our Reports of Foreign Private Issuer on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus, including our financial statements and related notes incorporated by reference into this prospectus.

Our Company

We are a commercial stage medical device company focusing on the research, development and marketing of cryoablation systems and technologies based on liquid nitrogen for treating tumors. Cryoablation is the process by which benign and malignant tumors are ablated (destroyed) through freezing such tumors. Our proprietary cryoablation technology is a minimally invasive alternative to surgical intervention for tumors, including those found in breast, lungs, kidneys, bones and other indications. Our lead commercial cryoablation product is the ProSense system and its associated disposable CryoProbes. The ProSense system has received marketing authorization from the United States Food and Drug Administration for the local treatment of low-risk breast cancer with adjuvant endocrine therapy for women aged 70 and above, including patients who are not suitable for surgical alternatives for breast cancer treatment.

Recent Developments

Warrant Amendment

On March 26, 2026, we entered into a definitive securities purchase agreement, or the Securities Purchase Agreement, for a registered direct offering and concurrent private placement, or the March 2026 Offering. Pursuant to the Securities Purchase Agreement, certain investors purchased 533,334 of our Ordinary Shares at an offering price of $15.00 per share. In a concurrent private placement, we also agreed to issue and sell to such investors (i) 266,667 Series B Warrants and (ii) 266,667 Series C Warrants. The Warrants had an exercise price of $16.50 per share, were exercisable immediately upon issuance, and expire five years following the date of issuance in the case of the Series B Warrants and one year following the date of issuance in the case of the Series C Warrants.

On June 17, 2026, we entered into a definitive securities purchase agreement with one of the investors that participated in the March 2026 Offering, or the Investor, for the private placement of warrants and pre-funded warrants, or the June 2026 Private Placement. The Investor is identified as a Selling Shareholder in this prospectus.

In connection with the June 2026 Private Placement, we entered into a warrant amendment agreement with the Investor to amend certain warrants issued to the Investor on March 27, 2026, or the Warrant Amendment Agreement. The Investor’s amended warrants consisted of (i) Series B Warrants to purchase up to 266,666 Ordinary Shares and (ii) Series C Warrants to purchase up to 266,666 Ordinary Shares, each of which originally had an exercise price of $16.50 per share. Pursuant to the Warrant Amendment Agreement, the exercise price of such warrants was reduced to $3.00 per share, and the expiration dates were extended such that the Investor’s Series B Warrants will expire on June 18, 2031, and the Investor’s Series C Warrants will expire on June 18, 2027. The effectiveness of the amendments described above were subject to approval by our shareholders, which was subsequently obtained on August 6, 2026.

Corporate Information

We are an Israeli corporation based in Caesarea, Israel and were incorporated in Israel in 2006. On February 2, 2011, we became a public company in Israel and our Ordinary Shares were listed for trade on the Tel Aviv Stock Exchange, or the TASE. On August 26, 2021, our Ordinary Shares were listed for trade on Nasdaq. Our principal executive offices are located at 7 Ha’Eshel St., PO Box 3163, Caesarea, 3079504 Israel. Our telephone number in Israel is +972-4-6230333. Our website address is http://www.icecure-medical.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the JOBS Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and not being required to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenue exceeds $1.235 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Implications of being a Foreign Private Issuer

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Our officers, directors and principal shareholders are currently exempt from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the Nasdaq Listing Rules for domestic U.S. issuers. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to take advantage of the exemptions available to us as a foreign private issuer during and after the period we qualify as an “emerging growth company,” until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

THE OFFERING

Issuer	IceCure Medical Ltd.

Ordinary Shares issued and outstanding	4,638,381 Ordinary Shares

Ordinary Shares offered by Selling Shareholders	Up to 533,334 Ordinary Shares

Ordinary Shares to be outstanding after this offering	5,171,685 Ordinary Shares, assuming the exercise in full of all of the Warrants.

Use of proceeds	We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders. All net proceeds from the sale of Ordinary Shares covered by this prospectus will go to the selling shareholders. However, we will receive cash proceeds equal to the total exercise price of the Warrants that are exercised. We intend to use the proceeds from the exercise of the Warrants (to the extent Warrants are exercised by the selling shareholders) for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk factors	Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section beginning on page 5 of this prospectus and in our 2025 Annual Report incorporated by reference in this prospectus for a discussion of factors to consider before deciding to purchase our securities.

Nasdaq symbol	“ICCM”.

Unless otherwise indicated, the number of Ordinary Shares outstanding prior to and after this offering is based on 4,638,381 Ordinary Shares outstanding as of August 12, 2026. This number excludes:

●	an aggregate of 107,227 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares, at exercise prices ranging between NIS 73.44 to NIS 537.60 (approximately $24.55 to $179.74) per Ordinary Share, issued to directors, officers, service providers and employees issued under our IceCure Medical Ltd. 2006 Employee Share Option Plan, as amended from time to time, or the 2006 Option Plan;

●	an aggregate of 28,096 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares, at exercise prices ranging between NIS 65.95 to NIS 82.44 (approximately $22.05 to $27.56) per Ordinary Share, issued to directors, officers, service providers and employees issued under our IceCure Medical Ltd. 2024 Employee Equity Incentive Plan, or the 2024 Incentive Plan;

●	an aggregate of 62,215 Ordinary Shares issuable upon the vesting of restricted share units, or RSUs, granted under the 2024 Incentive Plan;

●	an aggregate of 323,100 Ordinary Shares issuable upon the exercise of the Warrants, at an exercise price of $30.00 per Ordinary Share, issued in our rights offering completed in August 2025, or the Rights Offering;

●	an aggregate of 1,306 Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants, at an exercise price of $0.003 per Ordinary Share, issued in the Rights Offering;

●	an aggregate of 133,333 Ordinary Shares issuable upon the exercise of Series B warrants, at an exercise price of $16.50 per Ordinary Share, or the Series B Warrants, issued in connection with a registered direct offering and concurrent private placement in March 2026, or the March 2026 Financing;

●	an aggregate of 133,334 Ordinary Shares issuable upon the exercise of Series B Warrants, as amended on June 17, 2026, at an exercise price of $3.00 per Ordinary Share, issued in connection with the March 2026 Financing;

●	an aggregate of 133,334 Ordinary Shares issuable upon the exercise of Series C warrants, at an exercise price of $16.50 per Ordinary Share, or the Series C Warrants, issued in connection with a registered direct offering and concurrent private placement in March 2026, or the March 2026 Financing;

●	an aggregate of 133,333 Ordinary Shares issuable upon the exercise of Series C Warrants, as amended on June 17, 2026, at an exercise price of $3.00 per Ordinary Share, issued in connection with the March 2026 Financing;

●	an aggregate of 1,833,334 Ordinary Shares issuable upon the exercise of Series D warrants, at an exercise price of $3.00 per Ordinary Share, or the Series D Warrants, issued in connection with the June 2026 Private Placement;

●	an aggregate of 1,833,334 Ordinary Shares issuable upon the exercise of Series E warrants, at an exercise price of $3.00 per Ordinary Share, or the Series E Warrants, issued in the June 2026 Private Placement; and

●	an aggregate of 629,000 Ordinary Shares issuable upon the exercise of pre-funded warrants, at an exercise price of $0.0001 per Ordinary Share, or the June 2026 Pre-Funded Warrants, issued in the June 2026 Private Placement.

RISK FACTORS

An investment in our securities involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. These disclosures reflect our beliefs and opinions as to factors that could materially and adversely affect us and our securities in the future. References to past events are provided by way of example only and are not intended to be a complete listing or a representation as to whether or not such factors have occurred in the past or their likelihood of occurring in the future. Before making an investment in our securities, you should carefully consider all of the information included or incorporated by reference into this prospectus, including the risks described under the heading “Item 3. Key Information— D. Risk Factors” in our 2025 Annual Report, as updated by other reports and documents we file with, or furnish to, the SEC and that are incorporated by reference herein.

Risks Relating to the Offering and to an Investment in our Ordinary Shares

Shareholders may experience significant dilution as a result of potential future financings that we may effect.

We currently have an effective shelf registration statement on Form F-3 for the sale of up to $100,000,000 of our Ordinary Shares, warrants, rights and/or units, of which approximately $7.1 million has been sold. Purchasers of Ordinary Shares in this offering, as well as our existing shareholders, will experience significant dilution if we sell additional shares at prices significantly below the price at which they invested. In addition, we may issue additional Ordinary Shares or other equity securities exercisable for Ordinary Shares in connection with, among other things, future acquisitions of additional companies or assets, or under our equity incentive plans, in certain cases without shareholder approval. Our existing shareholders may experience significant dilution if we issue shares in the future at prices below the price at which previous shareholders invested.

Our issuance of additional Ordinary Shares or other ordinary share equivalents would have the following effects:

●	our existing shareholders’ proportionate ownership interest in us will decrease;

●	the relative voting strength of each previously outstanding ordinary share may be diminished; and

●	the market price of our Ordinary Shares may decline.

Investors may experience significant dilution as a result of this offering and future offerings.

The Selling Shareholders identified herein is selling from time to time up to 533,334 Ordinary Shares underlying the Warrants, which constitutes approximately 11.5% of our issued and outstanding Ordinary Shares prior to the offering pursuant to this prospectus. Such sales could cause the market price of our Ordinary Shares to decline.

Purchasers of the Ordinary Shares, as well as our existing shareholders, will experience dilution if the Selling Shareholders identified herein sells the shares underlying the Warrants. In addition, we may also offer additional Ordinary Shares in the future, which may result in additional significant dilution. Our largest existing shareholder holds outstanding warrants sold in our Rights Offering to purchase up to 166,667 Ordinary Shares. If these outstanding warrants are exercised, our outstanding Ordinary Shares would increase from 4,638,381 to 4,805,048, representing an increase of approximately 3.6% in the number of outstanding Ordinary Shares. Accordingly, shareholders would experience significant dilution of their ownership interests. The resale of these additional Ordinary Shares could also further cause the trading price of our Ordinary Shares to decline. In addition, one of the Selling Shareholders also holds outstanding Series D Warrants and Series E Warrants issued in the June 2026 Private Placement to purchase up to 1,833,334 Ordinary Shares each.

Further, if all of the aforementioned outstanding warrants, pre-funded warrants and the Series B Warrants, Series C Warrants, Series D Warrants and Series E Warrants are exercised, our outstanding Ordinary Shares would increase from 4,638,381 to 9,958,752, representing an increase of approximately 235.0% in the number of outstanding Ordinary Shares. Accordingly, shareholders will experience significant dilution of their ownership interests. The resale of these additional Ordinary Shares, or the perception that such issuances or resales could occur, could also further cause the market price of our Ordinary Shares to decline.

Future issuances or sales, or the potential for future issuances or sales, of our Ordinary Shares may cause the trading price of our Ordinary Shares to decline and could impair our ability to raise capital through subsequent equity offerings.

We have issued a significant number of Ordinary Shares and we may do so in the future. Shares to be issued in future equity offerings could cause the market price of our Ordinary Shares to decline and could have an adverse effect on our earnings per share if and when we become profitable. In addition, future sales of our Ordinary Shares or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our Ordinary Shares to decline, and could materially impair our ability to raise capital through the sale of additional securities.

The market price of our Ordinary Shares could decline due to sales, or the announcements of proposed sales, of a large number of Ordinary Shares in the market, including sales of Ordinary Shares by our large shareholders, or the perception that these sales could occur. These sales or the perception that these sales could occur could also depress the market price of our Ordinary Shares and impair our ability to raise capital through the sale of additional equity securities or make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate. We cannot predict the effect that future sales of Ordinary Shares or other equity-related securities would have on the market price of our Ordinary Shares.

Our amended and restated articles of association authorize our board of directors to, among other things, issue additional Ordinary Shares or securities convertible or exchangeable into Ordinary Shares, without shareholder approval. We may issue such additional Ordinary Shares or convertible securities to raise additional capital. The issuance of any additional Ordinary Shares or convertible securities could be substantially dilutive to our shareholders. Moreover, to the extent that we issue restricted share units, stock appreciation rights, options or warrants to purchase our Ordinary Shares in the future and those stock appreciation rights, options or warrants are exercised, or as the restricted share units settle, our shareholders may experience further dilution. Holders of our Ordinary Shares have no preemptive rights that entitle such holders to purchase their pro rata share of any offering of shares or equivalent securities and, therefore, such sales or offerings could result in increased dilution to our shareholders.

An active trading market for our Ordinary Shares may not be sustained.

Although our Ordinary Shares are listed on The Nasdaq Capital Market, the market for our Ordinary Shares has demonstrated varying levels of trading activity. Furthermore, the current level of trading may not be sustained in the future. The lack of an active market for our Ordinary Shares may impair investors’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable, may reduce the fair market value of their shares and may impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to utilize our shares as consideration in any licensing or other collaboration transactions with third parties.

Our share price may be subject to substantial volatility, and shareholders may lose all or a substantial part of their investment.

Our Ordinary Shares currently trade on The Nasdaq Capital Market. There is limited public float, and trading volume historically has been low and sporadic. As a result, the market price for our Ordinary Shares may not necessarily be a reliable indicator of our fair market value. The price at which our Ordinary Shares trades may fluctuate as a result of a number of factors, including the number of shares available for sale in the market, quarterly variations in our operating results, actual or anticipated announcements of new releases by us or competitors, the gain or loss of sources of revenues, changes in the estimates of our operating performance, market conditions in our industry and the economy as a whole.

Because we do not anticipate paying any cash dividends on our Ordinary Shares in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never paid or declared any cash dividends on our Ordinary Shares. We currently intend to retain earnings, if any, to finance the growth and development of our business and we do not anticipate paying any cash dividends in the foreseeable future. As a result, only appreciation of the price of our Ordinary Shares will provide a return to our shareholders.

Resales of our Ordinary Shares in the public market during this offering by our shareholders may cause the market price of our Ordinary Shares to fall.

Sales of a substantial number of our Ordinary Shares could occur at any time. The issuance of new Ordinary Shares could result in resales of our Ordinary Shares by our current shareholders concerned about the potential ownership dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our Ordinary Shares.

Risks Related to Enforceability of Civil Liabilities

Investors may have difficulty enforcing judgments against us, our directors and management.

We were incorporated in Israel. Substantially all of our executive officers and directors reside outside of the United States, and all of our assets and most of the assets of these persons are located outside of the United States. Therefore, a judgment obtained against us, or any of these persons, including a judgment based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not be enforced by an Israeli court. It also may be difficult for you to effect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Israel. Additionally, it may be difficult for an investor, or any other person or entity, to initiate an action with respect to U.S. securities laws in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact by expert witnesses, which can be a time consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel that addresses the matters described above. As a result of the difficulty associated with enforcing a judgment against us in Israel, you may not be able to collect any damages awarded by either a U.S. or foreign court.

One member of our board of directors, Mr. Yang Huang, is a citizen of and is located in the People’s Republic of China, or the PRC. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States on Mr. Huang and attempts to enforce such a judgment in the PRC could be costly, time consuming and ultimately unsuccessful.

In addition, Mr. Vincent Chun Hung Chan, a member of our board of directors, is a citizen of both Great Britain and the Hong Kong Special Administrative Region of the PRC, or Hong Kong. Mr. Chan is located in Hong Kong. There is uncertainty as to whether the courts of Hong Kong would: (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is: (i) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty); and (ii) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment. Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States and attempts to enforce such a judgment in Hong Kong on Mr. could be costly, time consuming and ultimately unsuccessful.

To the extent any of our directors are located in China or Hong Kong, it may be difficult for you to enforce liabilities and enforce judgments on these individuals, for you to effect service of process within the United States upon these persons, or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

As a result of the foregoing, you may have more difficulties in protecting your interests through actions against us, our officers or directors than would shareholders of a company incorporated in a jurisdiction in the United States. See “Enforceability of Civil Liabilities” for a more detailed discussion on enforcement risks related to civil liabilities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our planned level of revenues and capital expenditures;

●	our available cash and our ability to obtain additional funding;

●	our ability to market and sell our products;

●	regulatory developments in the United States and other countries;

●	our plans to continue to invest in research and development to develop technology for both existing and new products;

●	our ability to enroll the required number of patients within the timelines required by the FDA for our post-market surveillance study for ProSense in the treatment of low-risk breast cancer in women aged 70 and above;

●	our ability to maintain our relationships with suppliers, manufacturers and other partners;

●	our ability to internally develop new inventions and maintain and protect our European, U.S., and other patents and other intellectual property;

●	our ability to obtain and maintain regulatory approvals for our products and their associated indications for use;

●	our ability to retain key executive members;

●	our ability to expose and educate physicians and other medical professionals about the use cases of our products;

●	our ability to comply with Nasdaq’s continued listing requirements, and timing and effect thereof;

●	our expectations regarding our tax classifications;

●	interpretations of current laws and the passages of future laws; and

●	general market, political and economic conditions in the countries in which we operate, including those related to regional security conditions, geopolitical tensions and the potential escalation or renewal of hostilities in Israel and the broader Middle East.

These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders. All net proceeds from the sale of the Ordinary Shares covered by this prospectus will go to the selling shareholders. However, we intend to use the proceeds from the exercise of the Warrants for working capital and other general corporate purposes.

The selling shareholders will receive all of the net proceeds from the sale of any Ordinary Shares offered by them under this prospectus. See “Selling Shareholders.” The selling shareholders will pay any underwriting discounts and commissions and expenses incurred for brokerage, accounting, tax, legal services or any other expenses incurred by the selling shareholders in disposing of these Ordinary Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the sale of the Ordinary Shares covered by this prospectus.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2026:

●	on an actual basis;

●	On a pro forma basis to give effect to the exercise of 1,204,334 June 2026 Pre-Funded Warrants; and

●	on a pro forma as adjusted basis to give further effect to the full exercise of the Series B Warrants and the Series C Warrants issued in the March 2026 Offering.

You should read this table in conjunction with our unaudited interim condensed consolidated financial statements as of and for the six months ended June 30, 2026 and our Management’s Discussion and Analysis of Financial Condition and Results of Operations for such period attached as Exhibits 99.1 and 99.2, respectively, to our Report of Foreign Private Issuer on Form 6-K filed with the SEC on August 12, 2026 and incorporated by reference herein.

	As of June 30, 2026
	(Unaudited)
U.S. dollars in thousands	Actual	Pro forma	Pro forma as adjusted
Cash and cash equivalents	$12,034	$12,034	$17,234
Shareholders’ equity:
Ordinary Shares, no par value per share, 2,500,000,000 authorized and 3,426,715 issued and outstanding as of June 30, 2026; 4,631,049 issued and outstanding as adjusted Pro forma; 5,146,383 issued and outstanding as adjusted.(1)
Additional paid-in capital	141,107	141,107	146,307
Accumulated loss	(129,211)	(129,211)	(129,211)
Total shareholders’ equity	$11,896	$11,896	17,096
Total capitalization	$11,896	$11,896	$17,096

The above discussion and table assume that all of the Outstanding Warrants are exercised and is based on 3,426,715 Ordinary Shares issued and outstanding as of June 30, 2026. This number excludes the following:

●	an aggregate of 107,592 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares, at exercise prices ranging between NIS 73.44 to NIS 537.60 (approximately $24.66 to $180.52) per Ordinary Share, issued to directors, officers, service providers and employees issued under our 2006 Option Plan;

●	an aggregate of 28,096 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares, at exercise prices ranging between NIS 65.66 to NIS 82.08 (approximately $22.05 to $27.56) per Ordinary Share, issued to directors, officers, service providers and employees issued under our 2024 Incentive Plan;

●	an aggregate of 69,493 Ordinary Shares issuable upon the vesting of RSUs, granted under the 2024 Incentive Plan;

●	an aggregate of 323,110 Ordinary Shares issuable upon the exercise of the Warrants, at an exercise price of $30.00 per Ordinary Share, issued in the Rights Offering;

●	an aggregate of 1,306 Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants, at an exercise price of $0.003 per Ordinary Share, issued in the Rights Offering;

●	an aggregate of 133,333 Ordinary Shares issuable upon the exercise of the Series B Warrants issued in the March 2026 Financing;

●	an aggregate of 133,334 Ordinary Shares issuable upon the exercise of the Series B Warrants, as amended, issued in the March 2026 Financing;

●	an aggregate of 133,334 Ordinary Shares issuable upon the exercise of Series C Warrants issued in the March 2026 Financing;

●	an aggregate of 133,333 Ordinary Shares issuable upon the exercise of Series C Warrants, as amended, issued in the March 2026 Financing;

●	an aggregate of 1,833,334 Ordinary Shares issuable upon the exercise of Series D Warrants issued in the June 2026 Private Placement;

●	an aggregate of 1,833,334 Ordinary Shares issuable upon the exercise of Series E Warrants issued in the June 2026 Private Placement; and

●	an aggregate of 1,833,334 Ordinary Shares issuable upon the exercise of the June 2026 Pre-Funded Warrants issued in the June 2026 Private Placement.

SELLING SHAREHOLDERS

This prospectus relates to the sale of up to 533,334 Ordinary Shares that the selling shareholders may sell in one or more offerings upon exercise of some or all of the Warrants that the selling shareholders purchased from us in the March 2026 Offering under the terms of the Securities Purchase Agreement. The table below sets forth information about the maximum number of Ordinary Shares that may be offered from time to time by the selling shareholders under this prospectus. The selling shareholder identified below may currently hold or acquire Ordinary Shares in addition to those registered hereby. In addition, the selling shareholder identified below may sell, transfer, assign or otherwise dispose of some or all of its Ordinary Shares registered hereunder in private placement transactions exempt from or not subject to the registration requirements of the Securities Act.

Except for the ownership of the Ordinary Shares and Warrants, and as otherwise disclosed herein, the selling shareholders have not held a position as an officer or a director of ours or had any material relationship with or any of our affiliates us within the past three years.

A selling shareholder who is an affiliate of a broker-dealer and any participating broker-dealer is deemed to be an “underwriter” within the meaning of the Securities Act, and any commissions or discounts given to any such selling shareholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. To our knowledge, except as set forth below, none of the selling shareholders is an affiliate of a broker-dealer and there are no participating broker-dealers.

The term “selling shareholder” also includes any transferees, pledgees, donees, or other successors in interest to the selling shareholders named in the table below.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares by each of the selling shareholders. The second column lists the number of ordinary shares beneficially owned by each selling shareholder, based on its ownership of the Ordinary Shares and Warrants, as of August 13, 2026, assuming exercise of the Warrants held by the selling shareholders on that date, without regard to any limitations on exercises.

The third column lists the Ordinary Shares being offered by this prospectus by the selling shareholders.

In accordance with the Securities Purchase Agreement with the selling shareholders, this prospectus generally covers the resale of the sum of the maximum number of Ordinary Shares issuable upon exercise of the Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the Warrants. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the Warrants, a selling shareholder may not exercise the warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of Ordinary Shares which would exceed 4.99% of our then outstanding Ordinary Shares following such exercise, excluding for purposes of such determination Ordinary Shares issuable upon exercise of such Warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The selling shareholders are not making any representation that any Ordinary Shares covered by this prospectus will be offered for sale. Because we do not know how long each of the selling shareholders will hold the Warrants, whether any will exercise the Warrants and, upon such exercise, how long each such selling shareholder will hold the Ordinary Shares before selling them, and because each of the selling shareholders may dispose of all, none or some portion of its securities, no estimate can be given as to the number of securities that will be beneficially owned by a selling shareholder upon completion of this offering. In addition, each selling shareholder may have sold, transferred or otherwise disposed of its securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

We have prepared the following table based on information supplied to us by the Selling Shareholders on or prior to August 13, 2026.

	Shares Beneficially Owned Prior to Offering(1)			Maximum Number of Shares to be Sold Pursuant to this Prospectus	Shares Owned Immediately After Sale of Maximum Number of Shares in this Offering
Name of Selling Shareholder	Number		Percentage (2)	Number	Number	Percentage (2)
Armistice Capital Master Fund Ltd.	4,867,608	(3)	4.99%	266,667	4,600,941	4.99%
Hudson Bay Master Fund Ltd.	66,666	(4)	1.3%	66,666	0	*	%
Intracoastal Capital LLC	72,731	(5)	1.4%	66,666	6,065	*	%
Lincoln Alternative Strategies LLC	99,999	(6)	1.9%	66,666	33,333	*	%
Robert Forster	99,999	(7)	1.9%	66,666	33,333	*	%

*	less than 1%.

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Ordinary Shares subject to options or warrants currently exercisable, or exercisable within 60 days of August 13, 2026, are counted as outstanding for computing the percentage of the selling shareholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other selling shareholder.

(2)	The applicable percentage of beneficial ownership is based on 5,171,685 Ordinary Shares that will be issued and outstanding immediately after this offering and assumes the exercise of all of the Warrants.

(3)	Includes (i) 305,273 Ordinary Shares issued and outstanding, (ii) 133,334 Ordinary Shares issuable upon the exercise of the Series B Warrants, (iii) 133,333 Ordinary Shares issuable upon the exercise of the Series C Warrants, (iv) 1,833,334 Ordinary Shares issuable upon the exercise of the Series D Warrants, (v) 1,833,334 Ordinary Shares issuable upon the exercise of the Series E Warrants and (vi) 629,000 Ordinary Shares issuable upon the exercise of the June 2026 Pre-Funded Warrants. The percentage in the table above gives effect to the 4.99% beneficial ownership limitation set forth under the terms of the Warrants. The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022. Based on information provided to us by Armistice Capital Master Fund LLC on August 12, 2026.

(4)	Includes (i) 33,333 Ordinary Shares issuable upon the exercise of the Series B Warrants and (ii) 33,333 Ordinary Shares issuable upon the exercise of the Series C Warrants. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. Hudson Bay Master Fund Ltd.'s address is c/o Hudson Bay Capital Management LP, 290 Harbor Drive, 3rd Floor, Stamford, CT 06902. Based on information provided to us by Hudson Bay Master Fund Ltd. on August 13, 2026.

(5)	Includes (i) 6,065 Ordinary Shares issuable upon the exercise of certain warrants, (ii) 33,333 Ordinary Shares issuable upon the exercise of the Series B Warrants and (iii) 33,333 Ordinary Shares issuable upon the exercise of the Series C Warrants. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. Intracoastal’s address is 245 Palm Trail, Delray Beach, FL 33483. Based on information provided to us by Intracoastal on August 12, 2026.

(6)	Includes (i) 33,333 Ordinary Shares issued and outstanding, (ii) 33,333 Ordinary Shares issuable upon the exercise of the Series B Warrants and (iii) 33,333 Ordinary Shares issuable upon the exercise of the Series C Warrants. Mr. Stephen Temes has voting and dispositive power over the shares held by Lincoln Alternative Strategies LLC. Lincoln Alternative Strategies LLC’s address is 404 Washington Ave. #660, Miami Beach, FL 33139. Based on information provided to us by Lincoln Alternative Strategies LLC on August 12, 2026.

(7)	Includes (i) 33,333 Ordinary Shares issued and outstanding, (ii) 33,333 Ordinary Shares issuable upon the exercise of the Series B Warrants and (iii) 33,333 Ordinary Shares issuable upon the exercise of the Series C Warrants. Mr. Forster has voting and dispositive power over the shares. Mr. Forster’s address is 54 Deepdale Dr., Great Neck, NY 11021. Based on information provided to us by Mr. Forster on August 12, 2026.

PLAN OF DISTRIBUTION

Each selling shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the effective date of the registration statement of which this prospectus forms a part;

●	broker-dealers may agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

DESCRIPTION OF SHARE CAPITAL AND GOVERNING DOCUMENTS

The following descriptions of our share capital and provisions of our amended and restated articles of association are summaries and do not purport to be complete, and are qualified in their entirety by reference to our amended and restated articles of association, which is filed with the SEC as an exhibit to our registration statement, of which this prospectus forms a part.

General

As of August 12, 2026, our authorized share capital consisted of 2,500,000,000 Ordinary Shares, with no par value per share, of which 4,638,381 were issued and outstanding as of such date. All of our outstanding Ordinary Shares have been validly issued, fully paid and non-assessable.

Our registration number with the Israeli Registrar of Companies is 513787804.

Our Amended and Restated Articles of Association

The Powers of the Directors

Our board of directors shall direct our policy and shall supervise the performance of our Chief Executive Officer and his actions. Our board of directors may exercise all powers that are not required under the Israeli Companies Law, 5759-1999, or the Companies Law, or under our amended and restated articles of association to be exercised or taken by our shareholders.

Pre-emptive Rights

The Company’s Ordinary Shares are not redeemable and are not subject to any preemptive right.

Limitations or Qualifications

Not applicable.

Other Rights

Not applicable.

Rights of the Shares

The Company’s Ordinary Shares shall confer upon the holders thereof:

●	equal right to attend and to vote at all of the Company’s general meetings, whether regular or special, with each Ordinary Share entitling the holder thereof, which attends the meeting and participates in the vote, whether in person, by proxy or by written ballot, to one vote;

●	equal right to participate in the distribution of dividends, if any, whether payable in cash or in bonus shares, and in distributions of assets or in any other distribution, on a per share pro rata basis; and

●	equal right to participate, upon the Company’s dissolution, in the distribution of the Company’s assets legally available for distribution, on a per share pro rata basis.

Election of Directors

Under our amended and restated articles of association, the board of directors will be no less than five (5) and no more than eleven (11), unless the general meeting resolves otherwise.

Pursuant to the Companies Law, the management of our business is vested in our board of directors. Our board of directors may exercise all powers and may take all actions that are not specifically granted to our shareholders or to management.

The directors, other than the external directors, if any (who are elected and serve in office in accordance with the provisions of the Companies Law), shall be classified, with respect to the terms that of each them holds in office, into three classes, as equal in number as practicable, hereby designated as Class I, Class II and Class III. On February 5, 2026, our board of directors approved and determined the designation of our directors into classes.

In addition, under certain circumstances, our amended and restated articles of association allow our board of directors to appoint directors to fill vacancies on our board of directors or in addition to the acting directors (subject to the maximum number of directors permitted) to serve in one of the classes and until the next annual general meeting based on the applicable class.

External directors are elected for an initial term of three years, may be elected for up to two additional terms of three years each under certain circumstances, and may be removed from office pursuant to the terms of the Companies Law.

External directors are elected by a majority vote at a shareholders’ meeting, as long as either:

●	at least a majority of the shares held by shareholders who are not controlling shareholders and do not have a personal interest in the appointment (excluding a personal interest that did not result from the shareholder’s relationship with the controlling shareholder) have voted in favor of the proposal (shares held by abstaining shareholders shall not be considered); or

●	the total number of shares voted against the election of the external director, does not exceed 2% of the aggregate voting rights of the Company.

Notwithstanding the above, the term of office for external directors for Israeli companies traded on certain foreign stock exchanges, including the Nasdaq Stock Market, may be extended indefinitely in increments of additional three-year terms, in each case provided that the audit committee and the board of directors of the Company confirmed and presented to the general shareholders meeting that, in light of the external director’s expertise and special contribution to the work of the board of directors and its committees, the reelection for such additional period(s) is beneficial to the Company, and provided that the external director is reelected subject to the same shareholder vote requirements as if elected for the first time (as described above). Prior to the approval of the re-election of the external director at a general shareholders meeting, our shareholders must be informed of the term previously served by him or her and of the reasons why the board of directors and audit committee recommended the extension of his or her term.

Annual and Special Meetings

Under Companies Law, the Company is required to hold an annual general meeting of our shareholders once every calendar year, at such time and place as determined by the Company’s board of directors, which must be held no later than 15 months after the date of the previous annual general meeting. All general meetings other than the annual general meeting of shareholders are referred to in our amended and restated articles of association as special general meetings. Our board of directors may call special meetings whenever it sees fit at such time and place, as it may determine. In addition, the Companies Law provide that our board of directors is required to convene a special meeting upon the written request of: (a) any two of the Company’s directors or of one quarter of the members of the board of directors in office at such time; and/or (b) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power, or the Non Exempted Holding. However, in accordance with the regulations promulged under the Companies Law relating to Israeli companies whose shares are listed on foreign stock exchanges, or the Exemptions Regulations, the board of directors of an Israeli company whose shares are listed outside of Israel, shall convene a special meeting at the request of one or more shareholders holding at least ten percent (10%) of the issued and outstanding share capital, and at least one percent (1%) of the voting rights in the Company, or one or more shareholders holding at least ten percent (10%) of the voting rights in the Company, provided that if the law applicable to companies incorporated in the country in which the Company is listed for trading establishes a right to demand convening of such a meeting for holders of a percentage lower than ten percent (10%), then the Non Exempted Holding shall apply.

In addition, one or more shareholders holding at least 1% of the voting rights may request that the board of directors include a matter in the agenda of a general meeting, provided that it is appropriate to discuss such a matter at the general meeting. However, under the Exemptions Regulations, one or more shareholders of an Israeli company whose shares are listed outside of Israel, may request our board of directors to include an appointment of a candidate for a position on the board of directors or the termination of a board member, as an item on the agenda of a future general meeting (if the Company sees fit), provided that the shareholder hold at least 5% of the voting rights of the Company (instead of 1% in the past). Any such shareholder may make such a request for nomination of directors only if a notice of such shareholder’s intent to make such nomination has been given to our board of directors in accordance with the regulations promulgated under the Companies Law and our amended and restated articles of association. Any such notice must include certain information, including the consent of the proposed director nominee to serve as our director if elected, and a declaration that the nominee signed declaring that he or she possesses the requisite skills and has the availability to carry out his or her duties. Additionally, the nominee must provide details of such skills, demonstrate an absence of any limitation under the Companies Law that may prevent his or her election, and affirm that all of the required election-information is provided to us, pursuant to the Companies Law.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which according to the Companies Law may be between four (4) and sixty (60) days prior to the date of the meeting, as applicable according to the matters on the general meetings agenda. According to the Companies Law, resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our amended and restated articles of association;

●	the exercise of the Board’s powers by a general meeting if the Board is unable to exercise its powers and the exercise of any of its powers is required for the Company’s proper management;

●	appointment or termination of the Company’s auditors;

●	appointment of directors (other than with respect to circumstances specified in the articles of association);

●	approval of acts and transactions requiring general meeting approval pursuant to the provisions of the Companies Law and any other applicable law;

●	increases or reductions of the Company’s authorized share capital;

●	a merger (as such term is defined in the Companies Law).

●	dissolution of the Company by the court, voluntary dissolution, or by voluntary dissolution in an expedited procedure.

Notices

The Companies Law require that a notice of any annual or special general shareholders meeting be provided at least 14 or 21 days prior to the meeting, as the case may be, and if the agenda of the meeting includes certain matters prescribed under the Companies Law and the regulations promulgated thereafter, among others, the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, approval of the chairman of the board or his relative to serve as the general manager or to exercise his powers and approval of the general manager or his relative serve as the chairman of the board or to exercise his powers, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Voting rights

Each shareholder shall have one vote for each share held, provided that votes may be cast in person, by proxy, or by written ballot as permitted under our amended and restated articles of association. In the case of jointly held shares, the vote shall be cast in accordance with the priority of shareholders as prescribed in our amended and restated articles of association.

Quorum

As permitted under the Companies Law, the quorum required for our general meetings consists of at least two shareholders present in person, by proxy, written ballot or voting by means of an electronic voting system, who hold or represent at least 25% of the total outstanding voting rights. If half an hour has elapsed from the time set for the meeting and the quorum is not present, the meeting shall be adjourned to the business day following the day of the meeting, at the same time and place or to such other date, time and place as determined by the board of directors. The Company shall announce, by way of an immediate report, the adjournment of the meeting and the date of the adjourned meeting. If a quorum is not present at such adjourned meeting, at least one shareholder present in person or by proxy shall constitute a quorum, unless the meeting was convened upon the request of shareholders. If a special general meeting was convened following the request of a shareholder pursuant to applicable law, and a quorum is not present within half an hour, the meeting shall be canceled.

Access to Corporate Records

Under the Companies Law, shareholders are entitled to have access to: minutes of the Company’s general meetings; our shareholders register and principal shareholders register, amended and restated articles of association and annual audited financial statements; and any document that the Company is required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. These documents are publicly available and may be found and inspected at the Israeli Registrar of Companies. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Companies Law. The Company may deny this request if the Company believes it has not been made in good faith or if such denial is necessary to protect the Company’s interest or protect a trade secret or patent.

Adoption of Resolutions

Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required under the Companies Law or our amended and restated articles of association. A shareholder may vote in a general meeting in person, by proxy, by a written ballot when applicable.

Changes in capital

Our amended and restated articles of association enable us to increase or reduce our authorized share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly adopted by our shareholders at a general meeting. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our Board of Directors and an Israeli court.

Exclusive Forum

Our amended and restated articles of association provide that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the Securities Act and that any person or entity purchasing or otherwise acquiring any interest in any security of the Company, shall be deemed to have notice of and consented to this exclusive forum provision.

Limitations on the Rights to Own Ordinary Shares

There are no limitations on the right to own our securities.

Provisions Restricting Change in Control of the Company

There are no specific provisions of our amended and restated articles of association that would have an effect of delaying, deferring or preventing a change in control of the Company or that would operate only with respect to a merger, acquisition or corporate restructuring involving us (or any of our subsidiaries). However, as described below, certain provisions of the Companies Law may have such effect.

Mergers

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its board of directors and, unless certain requirements described under the Companies Law are met, a vote of the majority of shareholders, and, in the case of the target company, also a majority vote of each class of its shares. For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person or group of persons acting in concert who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger will be subject to the same Special Majority approval that governs all extraordinary transactions with controlling shareholders instead. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors. If the transaction would have been approved by the shareholders of a merging company but did not receive the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. In addition, a merger may not be completed unless at least (1) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (2) 30 days have passed since the merger was approved by the shareholders of each merging company.

Special Tender Offer

The Companies Law also provides that, subject to certain exceptions, an acquisition of shares in an Israeli public company must be made by means of a “special” tender offer if as a result of the acquisition (1) the purchaser would become a holder of 25% or more of the voting rights in a company, unless there is already another holder of at least 25% or more of the voting rights in a company or (2) the purchaser would become a holder of 45% or more of the voting rights in a company, unless there is already a holder of more than 45% of the voting rights in a company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholders’ approval, subject to certain conditions, (2) was from a holder of 25% or more of the voting rights in a company which resulted in the acquirer becoming a holder of 25% or more of the voting rights in a company, or (3) was from a holder of more than 45% of the voting rights in a company which resulted in the acquirer becoming a holder of more than 45% of the voting rights in a company. A “special” tender offer must be extended to all shareholders. In general, a “special” tender offer may be consummated only if (1) at least 5% of the voting power attached to a company’s outstanding shares will be acquired by the offeror and (2) the offer is accepted by a majority of the offerees who notified a company of their position in connection with such offer (excluding the offeror, controlling shareholders, holders of 25% or more of the voting rights in a company or anyone on their behalf, or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

However, under the Exemption Regulations, the aforesaid limitations regarding a special tender offer do not apply for an Israeli company whose shares are listed outside of Israel, provided that if the applicable law as applicable to companies incorporated in the country which a company is listed for trade, provide a restriction on the acquisition of control of any proportion of a company or that the acquisition of control of any proportion requires the purchaser to also offer a purchase offer to shareholders from among the public.

Full tender offer

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of an Israeli public company’s outstanding shares or of certain class of shares, the acquisition must be made by means of a tender offer for all of the outstanding shares, or for all of the outstanding shares of such class, as applicable. In general, if less than 5% of the outstanding shares, or of applicable class, are not tendered in the tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of a company or of the applicable class of shares. Any shareholders that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may request, by petition to an Israeli court, (i) appraisal rights in connection with a full tender offer, and (ii) that the fair value should be paid as determined by the court, for a period of six months following the acceptance of the offer. However, the acquirer is entitled to stipulate, under certain conditions, that tendering shareholders will forfeit such appraisal rights.

Tax Considerations for Acquisitions

Lastly, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his Ordinary Shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

Differences Between Law of Different Jurisdictions

Not applicable.

Borrowing Powers

Pursuant to the Companies Law and our amended and restated articles of association, the Board may exercise all powers and take all actions that are not required under law or under our amended and restated articles of association to be exercised or taken by the shareholders.

Changes in the Company’s Capital

The general meeting may, by a simple majority vote of our shareholders attending the general meeting:

●	increase our registered share capital by the creation of new shares from the existing class or a new class, as determined by the general meeting;

●	cancel registered share capital which has not yet been issued, provided that there is no commitment of the Company to issue such Shares;

●	consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares;

●	subdivide our existing shares or any of them, our share capital or any of it, into shares of smaller nominal value than is fixed; and

●	reduce our share capital and any fund reserved for capital redemption in any manner, and with and subject to any incident authorized, and consent required, by the Companies Law.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the Ordinary Shares being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$662.88	*
Legal fees and expenses	$95,000	*
Accounting fees and expenses	$10,000	*
Miscellaneous	$10,000	*
Total	$115,662.88	*

*	Previously paid.

LEGAL MATTERS

Certain legal matters concerning this offering will be passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Sullivan & Worcester Tel Aviv (Har-Even & Co.), Tel Aviv, Israel.

EXPERTS

The financial statements of IceCure Medical Ltd. as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025, incorporated by reference in this prospectus, have been audited by Brightman Almagor Zohar & Co., a firm in the Deloitte Global Network, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Sullivan & Worcester Tel-Aviv (Har-Even & Co.), that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts. However, the court may enforce a foreign judgment, even without reciprocity, based on the request of the attorney general under certain circumstances;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel;

●	the judgment was not obtained by fraud, there was not a reasonable opportunity for the defendant to present its case, the judgment was given by a court not authorized to issue such judgment under applicable international private law rules in Israel, and the judgment does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court;

●	the judgment is enforceable and according to the law of the foreign state in which it was granted; and

●	enforcement may be denied if it may violate the sovereignty or threaten the security of the State of Israel.

If a foreign judgment is declared enforceable by an Israeli court, it generally will be payable in Israeli currency. The conversion to Israeli currency will be based on the latest official exchange rate published by the Bank of Israel before the payment date. However, the obligated party will fulfil its duty by the judgment even if it chooses to make the payment in the same foreign currency, subject to the laws governing the foreign currency, applicable at that time.

Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

In addition, one member of our board of directors, Mr. Yang Huang, is a citizen of and is located in the PRC and one member of our board of directors, Mr. Vincent Chun Hung Chan, is a citizen of both Great Britain and Hong Kong, and is located in Hong Kong. It may be difficult to enforce liabilities and enforce judgments on these individuals, for investors to effect service of process within the United States upon these persons, or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. See “Risk Factors—Risks Related to Enforceability of Civil Liabilities—Investors may have difficulty enforcing judgments against us, our directors and management” in this prospectus for further details.

PRC courts may recognize and enforce foreign judgments against Mr. Huang in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. There are no treaties or other forms of reciprocity, however, between China and the United States for the mutual recognition and enforcement of court judgments. PRC courts will not enforce a foreign judgment against Mr. Huang if the court decides that such judgment violates the basic principles of PRC law or national sovereignty, security or public interest, thus making the recognition and enforcement of a U.S. court judgment in China difficult.

There is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against Mr. Chan predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against Mr. Chan predicated upon the securities laws of the United States or any state in the United States. A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.

Pursuing such a foreign judgment against Mr. Huang or Mr. Chan, therefore, may incur significant costs and may be time consuming due to the complex nature of prosecuting or litigating any such potential action described above.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of our Ordinary Shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements. Further and our officers, directors and principal shareholders are currently exempt from short-swing profit recovery provisions contained in Section 16 of the Exchange Act, and our principal shareholders are exempt from the reporting provisions thereunder. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and intend to submit to the SEC, on Form 6-K, unaudited interim financial information.

We maintain a corporate website at www.icecure-medical.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed with the SEC. We are incorporating by reference in this prospectus the documents listed below:

●	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on March 17, 2026;

●	Our Reports of Foreign Private Issuer on Form 6-K furnished on March 24, 2026 (with respect to the press release attached therewith as Exhibit 99.1, excluding the third and fourth paragraphs thereof), March 25, 2026 (with respect to the press release attached therewith as Exhibit 99.1, excluding the fifth paragraph thereof), March 27, 2026; April 21, 2026 (with respect to the press release attached therewith as Exhibit 99.1, excluding the fourth paragraph thereof), April 22, 2026, May 6, 2026, May 11, 2026, May 12, 2026 (with respect to the press release attached therewith as Exhibit 99.1, excluding the second and third paragraphs thereof), May 12, 2026, May 13, 2026, May 19, 2026 (with respect to the press release attached therewith as Exhibit 99.1, excluding the second and fourth paragraphs thereof), June 2, 2026, (with respect to the press release attached therewith as Exhibit 99.1), June 18, 2026 (with respect to the press release attached therewith as Exhibit 99.1, excluding the fifth paragraph thereof, and with respect to the press release attached therewith as Exhibit 99.2), June 25, 2026 (with respect to the press release attached therewith as Exhibit 99.1), June 26, 2026, July 2, 2026, August 11, 2026, and August 12, 2026 (with respect to the press release attached therewith as Exhibit 99.3, excluding the second, third and tenth paragraphs thereof); and

●	The description of our securities contained in our Form 8-A (File No. 001-42796), filed with the SEC on August 23, 2021, as amended by Exhibit 2.1 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2025.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address: 7 Ha’Eshel St., PO Box 3163, Caesarea, 3079504 Israel, Attention: Chief Financial Officer.

Up to 533,334 Ordinary Shares

PROSPECTUS

                      , 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Indemnification

The Israeli Companies Law 5759-1999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided that its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court,: (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in a criminal proceedings of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We entered into letters of exemption and indemnity with all of our directors and with all members of our office holders. Each such indemnification agreement provides the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors and officers insurance.

Insurance

Under the Companies Law, a company may obtain insurance for any of its office holders against the following liabilities incurred due to acts he or she performed as an office holder, if and to the extent provided for in the company’s articles of association:

●	breach of his or her duty of care to the company or to another person, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a breach of his or her duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that his or her act would not prejudice the company’s interests; and

●	a financial liability imposed upon him or her in favor of another person.

We currently have directors’ and officers’ liability insurance, providing coverage of $12.0 million for the benefit of our Company and all of our directors and officers with additional excess coverage of $7.0 million for the benefit of the directors and officers, in respect of which we paid a premium of approximately $515 thousand, which expires on August 25, 2027.

Exemption

Under the Companies Law, an Israeli company may not exempt an office holder from liability for a breach of his or her duty of loyalty, but may exempt in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exemption is included in its articles of association. Our amended and restated articles of association and our letter of exemption and indemnity provide that we may exempt, in whole or in part, any office holder from liability to us for damages caused to the company as a result of a breach of his or her duty of care to the fullest extent permitted by law, but prohibit an exemption from liability arising from a company’s transaction in which our controlling shareholder or officer has a personal interest.

Limitations

The Companies Law provides that we may not exempt or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exemption) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exemption, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders).

However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholders’ approval and may be approved by only the compensation committee (and, in case a controlling shareholder is an office holder, the board of directors as well), if the engagement terms are determined in accordance with the company’s compensation policy that was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

Our amended and restated articles of association permit us to exempt (subject to the aforesaid limitation), indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since August 2023, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

On March 26, 2026, we entered into a securities purchase agreement with institutional investors, pursuant to which we agreed to issue and sell, in a registered direct offering, approximately 266,667 ordinary shares at an offering price of $15.00 per share. In a concurrent private placement, we agreed to issue and sell to the institutional investors Series B warrants to purchase up to approximately 266,667 ordinary shares, or the Series B Warrants, and Series C warrants to purchase up to approximately 266,667 ordinary shares, or the Series C Warrants, in each case at an exercise price of $16.50 per share. The ordinary shares were offered and sold pursuant to our then-effective registration statement on Form F-3 (File No. 333-290046), the prospectus contained therein and the prospectus supplement filed with the SEC on March 26, 2026. The warrants and the ordinary shares issuable upon exercise of the warrants were not registered under the Securities Act of 1933, as amended, and were offered pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. We sold approximately 266,667 ordinary shares, resulting in aggregate gross proceeds of approximately $4.0 million and aggregate net proceeds of approximately $3.5 million.

On June 17, 2026, we entered into a definitive securities purchase agreement, or the Securities Purchase Agreement, for a private placement financing, or the June 2026 Private Placement. Pursuant to the securities purchase agreement, we agreed to issue and sell to a single institutional investor, (i) pre-funded warrants to purchase 1,833,334 ordinary shares at an offering price of $0.0001 per share, (ii) Series D warrants to purchase up to 1,833,334 ordinary shares and (iii) Series E warrants to purchase up to 1,833,334 ordinary shares at a combined purchase price of $2.9999 per pre-funded warrant and accompanying warrants. The pre-funded warrants were exercisable immediately at an exercise price of $0.0001 per share and may be exercised at any time until the pre-funded warrants are exercised in full (subject to the beneficial ownership limitation contained therein). Both the Series D warrants and Series E warrants were exercisable immediately upon issuance and each of the Warrants has an exercise price of $3.00 per share. The Series D Warrants will expire five years following the date of issuance and the Series E Warrants will expire one year following the date of issuance. The June 2026 Private Placement generated aggregate gross proceeds of $5.5 million and aggregate net proceeds of $5.3 million.

In connection with the June 2026 Private Placement, we entered into an agreement to amend certain outstanding warrants issued to the same institutional investor on March 27, 2026, or the Warrant Amendment Agreement. The warrants subject to the Warrant Amendment Agreement consist of the Series B Warrants to purchase up to 133,334 ordinary shares at an exercise price of $16.50 per share and the Series C Warrants to purchase up to 133,333 ordinary shares at an exercise price of $16.50 per share, collectively, the Existing Warrants. Pursuant to the Warrant Amendment Agreement, we agreed to reduce the exercise price of the Existing Warrants to $3.00 per share and amend their respective termination dates such that the Series B Warrants will expire on June 18, 2031, and the Series C Warrants will expire on June 18, 2027. The effectiveness of the amendments described above were subject to shareholder approval, which was subsequently obtained on August 6, 2026.

Item 8. Exhibits and Financial Statement Schedules

Exhibits:

Exhibit Number	Exhibit Description
3.1	Amended and Restated Articles of Association of IceCure Medical Ltd. (incorporated herein by reference to Exhibit 99.1 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-40753) filed with the SEC on January 8, 2026).
4.1+	Form of Indemnification Agreement (incorporated herein by reference to Exhibit 10.1 to our Registration Statement on Form F-1 (File No. 333-258660) filed with the SEC on August 9, 2021).
4.2+	Amended Compensation Policy (incorporated herein by reference to Exhibit 4.3 to our Form 20-F (File No. 001-40753) filed with the SEC on March 17, 2026).
4.3	Form of Series B Ordinary Share Purchase Warrant (incorporated herein by reference to Exhibit 4.1 to our Form 6-K (File No. 001-40753) filed with the SEC on March 27, 2026).
4.4	Form of Series C Ordinary Share Purchase Warrant (incorporated herein by reference to Exhibit 4.2 to our Form 6-K (File No. 001-40753) filed with the SEC on March 27, 2026).
5.1**	Opinion of Sullivan & Worcester Tel Aviv (Har-Even & Co.), Israeli counsel to IceCure Medical Ltd.
10.1	IceCure Medical Ltd. 2024 Employee Equity Incentive Plan (incorporated herein by reference to Exhibit 4.9 to Form 20-F, filed with the SEC on April 3, 2024).
10.2	IceCure Medical Ltd U.S. Addendum to the 2024 Employee Equity Incentive Plan (incorporated herein by reference to Exhibit 99.2 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-40753) filed with the SEC on April 15, 2024).
10.3	Form of Securities Purchase Agreement, dated as of March 26, 2026, by and between the Company and the purchaser parties thereto (incorporated herein by reference to Exhibit 10.1 to our Form 6-K (File No. 001-40753) filed with the SEC on March 27, 2026).
10.4	Placement Agency Agreement, dated as of March 26, 2026, by and between the Company and A.G.P./Alliance Global Partners (incorporated herein by reference to Exhibit 10.2 to our Form 6-K (File No. 001-40753) filed with the SEC on March 27, 2026).
10.5	Warrant Amendment Agreement, dated as of June 17, 2026, by and between the Company and the purchaser party thereto. (incorporated herein by reference to Exhibit 10.1 to our Form 6-K (File No. 001-40753) filed with the SEC on July 2, 2026).
23.1*	Consent of Brightman Almagor Zohar & Co., a firm in the Deloitte Global Network.
23.2**	Consent of Sullivan & Worcester Tel Aviv (Har-Even & Co.) (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of this Registration Statement).
107**	Filing Fee Table.

*	Filed herewith.

**	Previously filed

+	Indicates a management contract or any compensatory plan, contract or arrangement.

Financial Statement Schedules:

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Company’s financial statements and related notes thereto.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this post-effective amendment to the registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Caesarea, Israel, on August 13, 2026.

ICECURE MEDICAL LTD.

By:	/s/ Eyal Shamir
Eyal Shamir
Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of IceCure Medical Ltd. hereby constitute and appoint each of Mr. Eyal Shamir and Mr. Meir Peleg with full power of substitution, each of them singly our true and lawful attorneys-in-fact and agents to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this post-effective amendment to the registration statement on Form F-1, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eyal Shamir	Chief Executive Officer, Director	August 13, 2026
Eyal Shamir	(Principal Executive Officer)

/s/ Meir Peleg	Chief Financial Officer	August 13, 2026
Meir Peleg	(Principal Financial and Accounting Officer)

/s/ Ron Mayron	Director, Chairman of the Board of Directors	August 13, 2026
Ron Mayron

/s/ Vincent Chun Hung Chan	Director	August 13, 2026
Vincent Chun Hung Chan

/s/ Yang Huang	Director	August 13, 2026
Yang Huang

/s/ Sharon Levita	Director	August 13, 2026
Sharon Levita

/s/ Yonatan Malca	Director	August 13, 2026
Yonatan Malca

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, IceCure Medical Inc., the duly authorized representative in the United States of IceCure Medical Ltd., has signed this post-effective amendment to the registration statement on August 13, 2026.

/s/ IceCure Medical Inc.
IceCure Medical Inc.